Exhibit (a)(86)

VOYA EQUITY TRUST

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of Voya Equity Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Article VIII, Section 8.3 of the Trust's Amended and Restated Declaration of Trust, dated February 25, 2003, as amended (the "Declaration of Trust"), hereby amend the Declaration of Trust to allow the number of Trustees to also be established by resolution of the Trustees as follows:

1.Section 2.11 of the Declaration of Trust is hereby amended, effective September 12, 2019, to read in its entirety to allow the number of Trustees to also be established by resolution of the Trustees as follows:

"Section 2.11. Number of Trustees. The number of Trustees shall initially be two (2), and thereafter shall be such number as shall be fixed from time to time by a written instrument signed by a majority of the Trustees or by resolution of the Trustees, provided, however, that the number of Trustees shall in no event be more than fifteen (15)."

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IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment of Amended and Restated Declaration of Trust.

Dated: September 12, 2019 .

/s/ Colleen D. Baldwin______________	/s/ Joseph E. Obermeyer____________
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee
/s/ John V. Boyer__________________	/s/ Sheryl K. Pressler_______________
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee
/s/ Patricia W. Chadwick____________	/s/ Dina Santoro___________________
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee
/s/ Martin J. Gavin_________________	/s/ Christopher P. Sullivan___________
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee
/s/ Russell H. Jones________________	/s/ Roger B. Vincent________________
Russell H. Jones, as Trustee	Roger B. Vincent, as Trustee